UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ________________________________
Form 8-K
Current Report
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 Date of Report (Date of earliest event reported): March 21, 2007
Dollar Financial Corp. (Exact name of registrant as specified in charter)
Not Applicable (Former name or former address, if changed since last report)
DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	000-50866 (Commission file number)	23-2636866 (I.R.S. Employer Identification Number)
1436 Lancaster Avenue, Suite 310, Berwyn, Pennsylvania (Address of principal executive offices)	19312 (Zip Code)
610-296-3400 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c).               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2007, the Company entered into an Offer Letter appointing Mr. Norman Miller as the Executive Vice President and Chief Operating Officer of Dollar Financial Corp., effective on April 1, 2007.

Prior to joining the Company, Mr. Miller was employed by Aramark, Inc., as Group President Sports & Entertainment from 2004 to 2006 and as President Correctional Services from 2002 to 2004. Mr. Miller is 46 years old.

Pursuant to the terms of his Offer Letter, Mr. Miller will receive an annual base salary of $425,000 and will be entitled to a cash bonus as determined by the Company’s board of directors or its compensation committee. For the Company’s fiscal year ending June 30, 2007, Mr. Miller will be entitled to receive a cash bonus of up to 100% of his base salary, which prorated for the three months remaining in the fiscal year equates to a maximum of 25% of base salary, and will be, conditioned upon the Company achieving certain objective financial targets set by the board of directors or its compensation committee. In addition, on April 2, 2007, the Company will grant Mr. Miller options to purchase fifty thousand (50,000) unrestricted shares of the Company’s common stock pursuant to the Company’s 2005 Stock Incentive Plan. The options will have an exercise price equal to 100% of the fair market value of the Company’s common stock as of the close of trading on April 2, 2007 and will have the vesting set forth in the Offer Letter. Mr. Miller will be entitled to other customary benefits as set forth in the Offer Letter.

The summary of the material terms of the Offer Letter set forth above is qualified in its entirety by reference to the Offer Letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
10.1	Offer Letter, dated March 21, 2007, by and between the Company and Norman Miller

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLLAR FINANCIAL CORP.

Date: March 23, 2007	By:/s/ Randy Underwood
Randy Underwood Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	Offer Letter, dated March 21, 2007, by and between the Company and Norman Miller